Atlas Financial Holdings Announces 2016 Fourth Quarter Financial Results Company to Hold Conference Call on Tuesday, March 14, 2017 at 8:30 a.m. ET Fourth Quarter 2016 Financial Performance Summary (comparisons to Fourth Quarter 2015 unless noted): • Gross premium written decreased by 0.8% to $52.0 million • In-force premium at December 31, 2016 increased 6.6% to $224.6 million compared to $210.6 million • Total revenue for the three months ended December 31, 2016 increased by 7.1% to $46.3 million • The combined ratio for the fourth quarter of 2016 was increased by 68.3 percentage points to 156.5%, primarily as a result of a 72.9% impact from previously announced claims reserves strengthening related to prior accident years • Underwriting loss for the fourth quarter of 2016 was $25.0 million, compared to underwriting income of $4.9 million, primarily due to claims reserve strengthening related to prior accident years • Net loss for the fourth quarter of 2016 was $13.6 million, or $1.13 loss per common share diluted, compared to net income of $4.3 million, or $0.34 earnings per common share diluted • Book value per common share on December 31, 2016 was $10.54, compared to $10.15 at December 31, 2015 • Annualized return on equity (“ROE”) was a negative 39.6% in the fourth quarter 2016 compared to a positive 13.6% in the prior year period Full Year 2016 Financial Performance Summary (comparisons to Full Year 2015 unless noted): • Gross premium written increased by 7.6% to $225.1 million, which included an increase of 7.7% in core commercial auto business • In-force premium as of December 31, 2016 was $224.6 million, compared to $210.6 million as of December 31, 2015 • The combined ratio increased by 14.7 percentage points to 102.9%, primarily as a result of a 19.1% impact from previously announced claims reserve strengthening related to prior accident years • There was an underwriting loss of $5.0 million, compared to underwriting income of $18.0 million, primarily due to claims reserve strengthening related to prior accident years • Net income was $2.6 million, or $0.19 per common share diluted, compared to $14.4 million, or $1.13 per common share diluted, representing a decrease of 83.2% or $0.94, of which $$1.43 loss per common share diluted related to reserve strengthening for older accident years • Book value per common share as of December 31, 2016 was $10.54, compared to $10.15 as of December 31, 2015 • Return on equity was 2.1% as compared to 12.1% Chicago, Illinois (March 13, 2017) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the fourth quarter ended December 31, 2016. Management Comments Scott D. Wollney, Atlas’ President and CEO, stated, “2016 was a year in which Atlas continued to leverage its expertise as a specialty niche insurance business to overcome a number of unique circumstances that impacted the Company and its markets, and we feel properly positioned us for strong underwriting performance in 2017. We have begun to see a favorable turn in our traditional taxi business, with premium reductions that occurred in the middle of the year beginning to abate; and, thus far in 2017 we are seeing early indications that this reversal of headwinds facing our growth last year may not have a substantial impact this year. In addition, our limo and paratransit markets have also both seen meaningful growth. Overall, we continue to see favorable competitive and pricing environments in most of our geographic markets. These are good indicators that positive pricing dynamics are continuing and we remain committed to our core goal of maximizing underwriting profit driven return on deployed capital, book value appreciation, and return-on-equity at levels 500 to 1,000 bps above our industry.”

Mr. Wollney continued, “As outlined in our preliminary announcement, we identified a level of loss development in Michigan that led to an increase in reserves at the end of 2016 for older accident years. This impacted our financial performance for the quarter and the year, but we are confident that the proactive actions we took to address this exposure were appropriate and sufficient to position Atlas for future profitability at our expected levels in the coming year and beyond. The Company anticipates business in Michigan to be less than 1% of Atlas’ in-force business by the end of 2017 based on incremental actuarially supported pricing actions. Despite this negative impact, the Company’s book value at December 31, 2016 was higher than the previous year at $10.54, and we remain committed to producing favorable ROE throughout multiple cycles. We take responsibility for the challenges faced in 2016, will learn from them and are very confident about the positive expectations we have going forward.” Financial and Operational Review Premium Written: For the three month period ended December 31, 2016, gross premium written was $52.0 million compared to $52.4 million for the three month period ended December 31, 2015, representing a 0.8% decrease. The decrease was primarily due to reductions in taxi and non-core lines of business, offset by growth in livery/limousine and para-transit. The Company has continued to see written premium reductions abate in its traditional taxi business throughout the second half of 2016, with early indications of more positive trends in early 2017. Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes core business in 42 of these states plus the District of Columbia. Compared to the three-month period ended December 31, 2015, Atlas experienced growth in core business gross premium written in 22 states for the three month period ended December 31, 2016. In 4 of those 22 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas' value proposition and the current market environment. The Company continues to evaluate each state individually, and will only write in markets where it believes it can generate an above-average underwriting profit that supports return on deployed capital expectations and will remain nimble to maximize to the relative balance of premium writings across states based on competitive environments and pricing dynamics. Combined Ratio: Atlas' combined ratio increased for the three month period ended December 31, 2016 to 156.5%, compared to 88.2% in the prior year period. • Loss Ratio: The loss ratio relating to claims incurred for the three month period ended December 31, 2016 was 135.7%, compared to 60.9% for the three month period ended December 31, 2015. The loss ratio increase from the prior year period was primarily the result of the Company's re-estimation of its unpaid liabilities on prior accident years, creating a 74.8% increase in the loss ratio. Observations from the year-end 2016 reserve analysis that led to the conclusion that reserve strengthening for older years was appropriate, and confirmed the Company’s belief that changes made in its claim processes will yield an overall better result in ultimate loss costs going forward. Atlas introduced predictive analytics in our claim process in early 2016 and has compressed settlement time with the objective of amplifying the value proposition the Company has always delivered. As a result, particularly with respect to larger claims, severity in many jurisdiction appears to be improving and earlier settlement should provide earlier visibility into potentially changing claim trends. At this time, other than Michigan there are no jurisdictions that show indications of above trend changes in frequency or severity. • Underwriting Expense Ratio: The underwriting expense ratio for the three month period ended December 31, 2016 was 20.8% compared to 27.3% for the three month period ended December 31, 2015. Expenses recovered pursuant to stock purchase agreements lowered the other underwriting ratio by 9.0%. Underwriting expense ratio (before expenses related to acquisitions and stock purchase agreements and stock based compensation expenses) increased 2.6% from the three month period ended December 31, 2015. This increase primarily resulted from investment in research and development related to transportation network company focused initiatives, the re-estimation of the allowance for bad debt and the reserving for specific premium receivable accounts past due and other professional fees offset by retroactive reinsurance gains.

The table below details the comparisons of each component of the Company's combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance): Three Month Periods Ended Year Ended December 31, 2016 December 31, 2015 December 31, 2016 December 31, 2015 Loss Ratio: Current accident year 62.8% 55.9% 59.7% 59.1 % Prior accident years 72.9% 5.0% 19.1% 0.1 % Loss ratio 135.7% 60.9% 78.8% 59.2 % Underwriting Expense Ratio: Acquisition cost ratio 13.0% 11.0% 11.0% 12.2 % Other underwriting expense ratio 15.9% 15.3% 15.9% 14.4 % Underwriting expense ratio before expenses related to acquisitions and stock purchase agreements and stock based compensation expenses 28.9% 26.3% 26.9% 26.6 % Expenses (recovered) incurred related to stock purchase agreement ratio (9.0) % — % (3.7) % 1.3 % Share based compensation expense ratio 0.9% 1.0% 0.9% 1.1 % Underwriting expense ratio 20.8% 27.3% 24.1% 29.0 % Total combined ratio 156.5% 88.2% 102.9% 88.2 % Atlas’ underwriting expense ratio for the twelve months ended December 31, 2016, excluding the impact of share based compensation expenses and expenses related to acquisitions and stock purchase agreements, was 26.9% and falls just outside the Company’s annual target range of 24.5% to 26.5%. For 2016, this ratio included approximately 0.3% related to research and development for transportation network company focused initiatives. While this ratio can vary quarter to quarter, on a full year basis, based on the Company's current anticipated return to a year over year growth trend, underwriting expenses are expected to be within, and on the high end, of this range. As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place, the components of the underwriting expense ratio for the periods indicated would have been as follows: Three Month Periods Ended Year Ended December 31, 2016 December 31, 2015 December 31, 2016 December 31, 2015 Acquisition costs 16.8% 14.0% 15.1% 14.7% Other insurance general and administrative expenses 13.6% 12.9% 13.3% 12.9% Expenses (recovered) incurred related to stock purchase agreements (7.7)% —% (3.1)% 1.1% Share based compensation expense 0.7% 0.9% 0.8% 0.9% Underwriting Results: Underwriting results decreased to an underwriting loss of $25.0 million for the three month period ended December 31, 2016, compared to underwriting income of $4.9 million in the same period of the prior year. Net (Loss) Income before Taxes: Net loss before taxes was $23.2 million for the three month period ended December 31, 2016, compared to net income of $6.0 million in the same period of the prior year.

Income Taxes: Atlas recognized tax benefit of $9.7 million for the three month period ended December 31, 2016 compared to tax expense of $1.7 million in the same period of the prior year. Net (Loss) Income: Atlas reported net loss of $13.6 million for the three month period ended December 31, 2016, compared to net income $4.3 million for the three month period ended December 31, 2015. Earnings per share (“EPS”): Atlas generated a loss of $1.13 per common share diluted for the three month period ended December 31, 2016. This compares to income of $0.34 per common share diluted as reported for the three month period ended December 31, 2015. Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended December 31, 2016 and 2015: Three Month Periods Ended December 31, 2016 December 31, 2015 Weighted average common shares outstanding 12,045,519 12,031,861 Dilutive potential ordinary shares: Dilutive stock options — 197,593 Dilutive shares upon preferred share conversion — 573,444 Dilutive average common shares outstanding 12,045,519 12,802,898 The effects of convertible instruments are excluded from the computation of earnings per common share diluted in periods in which the effect would be anti-dilutive. For the three month period ended December 31, 2016, all exercisable stock options and all of the convertible preferred shares were deemed to be anti-dilutive. Balance Sheet/Investment Overview Book Value: Book value per common share was $10.54 based on 12,045,519 common shares outstanding at December 31, 2016, compared to $10.15 based on 12,045,519 common shares outstanding at December 31, 2015. Book value per common share of $10.54 increased by $0.39 relative to December 31, 2015 as follows: ($0.38) decrease related to net income after tax and before items indicated below; $0.07 increase related to the change in net realized investment gains after tax; ($0.02) decrease related to the preferred share dividend liquidation; $0.07 increase related to the change in unrealized gains/losses after tax; $0.13 increase related to share based compensation; and $0.52 increase related to expenses recovered pursuant to stock purchase agreements. $0.39 total increase from December 31, 2015 book value per common share Cash and Invested Assets: Cash and invested assets at December 31, 2016 totaled $224.8 million as compared to $233.3 million as at December 31, 2015. Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall maturities that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At December 31, 2016, the average life on the Company's portfolio was 4.1 years with a duration of 3.4 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business. Investment Income / Yield: Atlas generated net investment income of $1.7 million and $1.1 million for the quarters ended December 31, 2016 and 2015, as well as $206,000 and $183,000 of realized gains, respectively. The gross annualized investment yield on the Company's fixed-income securities was 2.2% and 2.0% for the quarters ended December 31, 2016 and 2015, respectively. The gross annualized investment yield on the Company's cash and cash equivalents was 0.1% for each of the quarters ended December 31, 2016 and 2015. The increase in net investment income from the prior year period is the result of higher returns on equity method securities and lower investment expenses offset by lower interest income. Net realized investment gains increased as a result of management's decision to sell certain securities to take advantage of favorable market conditions. Outlook for 2017 Mr. Wollney continued, “I want to specifically thank all of our employees and partners for your support navigating the past year in such a manner that put the Company in a strong position to continue its growth as a specialty, niche writer of light commercial auto. Throughout 2016, we worked through a considerable shift in our target markets with the increase in transportation network companies as a percentage of active public auto vehicles. Looking forward we see less headwind from shifting across segments and more potential for expansion in the overall addressable market. We have grown our business while still maintaining our focus on improving profitability over the long term. We have worked diligently over the past year to implement and enhance sophisticated processes and predictive analytics to maximize return on deployed capital and identify any potentially problematic conditions in our markets faster, with greater precision and more efficiency. Given Atlas’ highly specialized market niche, coupled with the large repository of niche specific data across each of our subsidiaries, we can deploy these analytical tools in a way that cannot be accomplished by generalists, while having a significant pricing advantage over smaller, less sophisticated and lesser capitalized competitors. We began to leverage this advantage in renewals throughout 2016, are beginning to see the benefit, and expect the impact to continue improving underwriting performance throughout the coming year and beyond. While there were challenges in the past year, Atlas remains committed to the Company’s previously stated goal of exceeding P&C industry return on equity (“ROE”) by 500 to 1,000 bps going forward based on more recent accident years.” Conference Call Details Date/Time: Tuesday, March 14, 2017 - 8:30 a.m. ET Participant Dial-In Numbers: (United States): 877-423-9817 (International): 201-493-6770 To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas". An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release. Webcast The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas- fin.equisolvewebcast.com/q4-2016. Audio and a transcript of the call will be archived on the Company’s website. About Atlas The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance. For more information about Atlas, please visit www.atlas-fin.com. Financial Information Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Additional information about Atlas, including a copy of Atlas' 2016 Annual Report on Form 10-K financial statements and

Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx. Forward-Looking Statements: This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2016 Annual Report on Form 10-K. No forward- looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Contact Information: At the Company Investor Relations Atlas Financial Holdings, Inc. The Equity Group Inc. Scott Wollney, CEO Adam Prior, Senior Vice President Phone: 847-700-8600 212-836-9606 swollney@atlas-fin.com aprior@equityny.com www.atlas-fin.com www.theequitygroup.com ###

ATLAS FINANCIAL HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME ($ in '000s, except for share and per share data) Three Month Periods Ended Year Ended December 31, 2016 December 31, 2015 December 31, 2016 December 31, 2015 Consolidated Statements of Income Net premiums earned $ 44,252 $ 41,927 $ 171,058 $ 152,064 Net investment income 1,656 1,085 4,824 3,976 Net realized investment gains 206 183 1,230 455 Other income 187 55 467 356 Total revenue 46,301 43,250 177,579 156,851 Net claims incurred 60,071 25,545 134,746 89,994 Acquisition costs 5,767 4,609 18,803 18,592 Other underwriting expenses 7,315 6,487 28,399 23,269 Amortization of intangible assets 98 315 390 315 Interest expense 270 247 1,026 694 Expenses (recovered) incurred pursuant to Gateway stock purchase agreement (4,000) — (6,297) 942 Expenses incurred related to acquisition of subsidiaries — 21 — 999 Total expenses 69,521 37,224 177,067 134,805 (Loss) income from operations before income tax expense (23,220) 6,026 512 22,046 Income tax (benefit) expense (9,659) 1,693 (2,134) 7,616 Net (loss) income (13,561) 4,333 2,646 14,430 Less: Preferred share dividends 47 80 281 276 Net (loss) income attributable to common shareholders $ (13,608) $ 4,253 $ 2,365 $ 14,154 Basic weighted average common shares outstanding 12,045,519 12,031,861 12,045,519 11,975,579 (Loss) earnings per common share, basic $ (1.13) $ 0.35 $ 0.20 $ 1.18 Diluted weighted average common shares outstanding 12,045,519 12,802,898 12,222,883 12,735,679 (Loss) earnings per common share, diluted $ (1.13) $ 0.34 $ 0.19 $ 1.13 Consolidated Statements of Comprehensive Income Net (loss) income $ (13,561) $ 4,333 $ 2,646 $ 14,430 Other comprehensive income (loss): Changes in net unrealized investment (losses) gains (3,237) (2,077) 855 (1,912) Reclassification to income of net realized investment gains 41 4 394 203 Effect of income tax 1,119 721 (437) 597 Other comprehensive (loss) income (2,077) (1,352) 812 (1,112) Total comprehensive (loss) income $ (15,638) $ 2,981 $ 3,458 $ 13,318

ATLAS FINANCIAL HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION ($ in '000s, except for share and per share data) December 31, 2016 December 31, 2015 Assets Investments, available for sale Fixed income securities, at fair value (amortized cost $157,451and $185,455) $ 156,487 $ 183,773 Equity securities, at fair value (cost $5,598 and $4,147) 6,223 4,240 Other investments 32,181 22,937 Total Investments 194,891 210,950 Cash and cash equivalents 29,888 22,354 Accrued investment income 1,228 1,036 Premiums receivable (net of allowance of $2,366 and $846) 77,386 82,529 Reinsurance recoverables on amounts paid 7,786 3,277 Reinsurance recoverables on amounts unpaid 35,370 29,399 Prepaid reinsurance premiums 13,372 17,412 Deferred policy acquisition costs 13,222 10,235 Deferred tax asset, net 18,498 17,166 Goodwill 2,726 2,726 Intangible assets, net 4,535 — 4,925 Property and equipment, net 11,770 2,589 Other assets 12,905 6,694 Total Assets $ 423,577 $ 411,292 Liabilities Claims liabilities $ 139,004 $ 127,011 Unearned premiums 113,171 108,202 Due to reinsurers 8,369 10,781 Notes payable, net 19,187 17,219 Other liabilities and accrued expenses 16,504 18,457 Total Liabilities $ 296,235 $ 281,670 Shareholders’ Equity Preferred shares, $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: December 31, 2016 - 0 and December 31, 2015 - 6,940,500. Liquidation value $1.00 per share $ — $ 6,941 Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued and outstanding: December 31, 2016 - 11,895,104 and December 31, 2015 - 11,883,025 36 36 Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: December 31, 2016 - 128,191 and December 31, 2015 - 132,863 — — Additional paid-in capital 199,244 198,041 Retained deficit (71,718) (74,364) Accumulated other comprehensive loss, net of tax (220) (1,032) Total Shareholders’ Equity 127,342 129,622 Total Liabilities and Shareholders’ Equity $ 423,577 $ 411,292

Use of Non-U.S. GAAP Financial Measurements

We use these non-GAAP financial measures in order to present our financial condition and results of operations in the way we believe will be most meaningful and representative of our business results. The non-GAAP financial measures that we present may not be comparable to similarly-named measures reported by other companies.

Adjusted operating income, before tax includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, policy acquisition costs and general operating expenses.

Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Tax ($ in '000s, except per share data)

	Three Month Periods Ended				Year Ended			
	December 31, 2016		December 31, 2015		December 31, 2016		December 31, 2015	
Net (loss) income	$ (13,561)	$ (1.13)	$ 4,333	$ 0.34	$ 2,646	$ 0.19	$ 14,430	$ 1.13
Add: income tax (benefit) expense	(9,659)	(0.80)	1,693	0.13	(2,134)	(0.17)	7,616	0.61
Add: expenses incurred related to acquisition of subsidiaries	—	—	21	—	—	0.00	999	0.08
Add: expenses (recovered) incurred pursuant to stock purchase agreements	(4,000)	(0.33)	—	—	(6,297)	(0.52)	942	0.07
Add: interest expense	271	0.02	246	0.02	1,026	0.08	694	0.05
Less: net realized investment gains	206	0.02	183	0.01	1,230	0.10	455	0.04
Less: other income	187	0.01	55	—	467	0.04	356	0.02
Adjusted operating (loss) income, before tax	$ (27,342)	$ (2.27)	$ 6,055	$ 0.48	$ (6,456)	$ (0.56)	$ 23,870	$ 1.88

After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders' equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders' Equity to Common Equity ($ in '000s)

As of:	December 31, 2016	September 30, 2016	December 31, 2015	September 30, 2015	December 31, 2014
Total shareholders' equity	$ 127,342	$ 146,592	$ 129,622	$ 125,925	$ 109,399
Less: preferred shares	—	(4,000)	(6,941)	(6,941)	(2,000)
Less: accrued dividends on preferred shares	(333)	(286)	(460)	(380)	(184)
Total common equity	$ 127,009	$ 142,306	$ 122,221	$ 118,604	$ 107,215

Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity ($ in '000s) Three Month Periods Ended Year Ended December 31, 2016 December 31, 2015 December 31, 2016 December 31, 2015 Net (loss) income $ (13,561) $ 4,333 $ 2,646 $ 14,430 Average equity 136,967 127,773 128,482 119,511 Return on equity (39.6)% 13.6% 2.1% 12.1% Net (loss) income $ (13,561) $ 4,333 $ 2,646 $ 14,430 Less: preferred share dividends accrued (47) (80) (281) (276) Net (loss) income attributable to common shareholders $ (13,608) $ 4,253 $ 2,365 $ 14,154 Average common equity 134,658 120,413 124,615 114,718 Return on average common equity (40.4)% 14.1% 1.9% 12.3%